Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

ATIF Holdings Limited:

We hereby consent to the incorporation by reference in this amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-255545) of ATIF Holdings Limited and its subsidiaries (collectively the “Company”) of our report dated on December 9, 2021, relating to our audits of the accompanying consolidated balance sheets of the Company as of July 31, 2021, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended July 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

January 31, 2022

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us